Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Consolidated Water Co. Ltd.:
We consent to the incorporation by reference in the registration statement (No. 333-10206) on Form S-8 of Consolidated Water Co. Ltd. of our reports dated March 8, 2006, with respect to the consolidated balance sheet of Consolidated Water Co. Ltd. as of December 31, 2005, and the related consolidated statement of income, stockholders’ equity, and cash flows for the year ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Consolidated Water Co. Ltd.
Our report dated March 8, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Consolidated Water Co. Ltd. maintained effective internal control over financial reporting as of December 31, 2005.
/s/ Rachlin Cohen & Holtz LLP
Fort Lauderdale, Florida
March 16, 2006